UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2008

TRX, INC.

(Exact Name Of Registrant As Specified In Charter)

Georgia	000-51478	58-2502748
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6 West Druid Hills Drive

Atlanta, Georgia 30329

(Address of principal executive offices, including zip code)

(404) 929-6100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On May 30, 2008, TRX, Inc. (“TRX”, the “Company”, “we” or “our”) entered into a three year Credit Agreement, by and among the Company, as borrower, and Atlantic Capital Bank (“ACB”), as lender (the “Credit Agreement”). This Credit Agreement matures on May 30, 2011 and contains substantially the same terms and conditions of our previous credit facility.

The Credit Agreement provides for a senior secured revolving credit facility with aggregate principal commitments not to exceed $10.0 million, which will include a $2.0 million letter of credit subfacility. On May 30, 2008 TRX borrowed approximately $1.3 million against this facility to pay down the outstanding balance of its existing facility, which was terminated. A loan under the Credit Agreement may be a Base Rate loan or a LIBOR loan, at the option of the Company. Interest under the Credit Agreement accrues at Base Rate (Prime Rate) or LIBOR (plus 0.50 % for Base Rate Loans and 2.50% for LIBOR Loans) for the revolving credit facility. For letters of credit, the letter of credit fee is equal to the Applicable Rate (as defined in the Credit Agreement) times the daily amount available to be drawn under the letter of credit. Base Rate is the Prime Rate announced publicly by ACB from time to time. Overdue amounts bear a fee of 2% per annum above the applicable rate.

The Credit Agreement requires the Company to meet certain financial tests, including a consolidated leverage ratio (as defined) and a fixed charge coverage ratio (as defined). The Credit Agreement also contains additional covenants which, among other things, require the Company to deliver to ACB specified financial information, including annual and quarterly financial information, and limit the Company’s ability to (or to permit any subsidiaries to), subject to various exceptions and limitations, (i) merge with other companies, (ii) create liens on its property, (iii) incur debt obligations, (iv) enter into transactions with affiliates, except on an arms-length basis, and (v) dispose of property.

Item 1.02 – Termination of a Material Definitive Agreement.

In connection with its entry into the Credit Agreement, TRX terminated its existing $10.0 million credit facility with Bank of America, N.A. which was scheduled to mature in April 2009. There were no prepayment penalties related to terminating this credit facility.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Company’s entry into the Credit Agreement provided under Item 1.01 above, is hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRX, INC.
(Registrant)

Date: June 5, 2008	/s/ David D. Cathcart
David D. Cathcart
Chief Financial Officer